Exhibit 10.3

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and is the type that the registrant treats as private or confidential.

Customer Subscriber Agreement (Network Services Terms & Conditions) Global

This Customer Subscriber Agreement (“CSA”), together with any general terms and conditions, annexes, and exhibits attached hereto (collectively and with any annexes or riders subsequently entered into by the Parties, the “Agreement’) is made and entered into as of May 1, 2023 (“Effective Date”) by and between Cogent Infrastructure, Inc. having its head office or registered business address located at 2450 N St. N.W. Washington, D.C. 20037 (together with its affiliates, “Cogent”), and T-Mobile USA, Inc., a Delaware limited liability company, and its affiliates, having a principal place of business at 3625 132nd SE Street, Bellevue, WA 98006 (“Customer”).

NOW THEREFORE, in consideration of the mutual exchange of promises and covenants contained herein and for other good and valuable considerations, the Parties agree as follows:

1.       Services and Term.

1.1. Pursuant to the CSA, Cogent or its affiliates will provide the specific Services set forth in each Rider attached hereto to Customer for the Service charges set forth therein. If new Services (unrelated to the Services provided in the six months prior to Signing (as defined in that Transition Services Agreement dated as of the date hereof by and between Cogent and Customer) are requested by Customer following the Effective Date, then Customer’s signature on the Order Form constitutes its acknowledgment and agreement to be bound by the CSA. Capitalized terms are defined at the end of these Terms. The Services to be provided under this CSA will be set forth on one or more Riders attached hereto, and Services provided as of the Effective Date will not require an Order Form. Future Services ordered will be memorialized in a mutually agreed-upon Order Forms.

a)	Cogent will, notwithstanding anything to the contrary in this Agreement, provide the Services specified on the Rider in a manner consistent in all material respects with the manner in which such Services were provided to Customer by Cogent’s affiliate, Sprint Communications Company LP, in the six-month period immediately prior to the Signing and any additional terms specified in a Rider. The quantity and timing of delivery of each Service shall be that which Customer reasonably requires in connection with such Service for the operation of its wireless business, consistent in all material respects with what was provided to the wireless business, in the six-month period prior to Signing. Cogent will perform the Services exercising the same degree of care, quality, skill and service level as it exercises in performing the same or similar Services for its other customers, as applicable.

b)	In the event that Customer identifies any service not included in a Rider that (i) had been provided by or to the wireline business in respect of the wireless business in the six (6) month period prior to Signing of the Transition Services Agreement, and (ii) is reasonably necessary for the operation of the wireless business as applicable (each, an “Omitted Service”), Customer shall provide notice to Cogent, and Cogent shall be required to provide such Omitted Service to Customer in accordance with the cost structure as set forth in Section 2. The Parties shall amend a Rider to include a description of the Omitted Service, the term for which such Service will be provided, and any other relevant terms and execute an Order Form for such Service. Such Omitted Service will thereafter be deemed to be a “Service” under this Agreement.

c)	Services Baseline. The Parties acknowledge and agree that each Party has exercised due diligence in the preparation and review of the Riders attached hereto, and that the Services as set forth in the Riders hereto represent the most comprehensive description of the Services to be provided by Cogent to Customer to the best of the Parties’ knowledge as of the Effective Date. The Parties will each conduct a baselining assessment within the first six months of this CSA in order to determine if the Services set forth in the Riders need to be modified or updated (“Baselining Period”). During the Baselining Period, the Parties will meet to discuss any required revisions to the scope of the Services, and will work in good faith to amend the Services set forth herein to reflect such revisions.

1.2. Each Service’s Initial Term is indicated on the applicable Rider and the Initial Term will begin as of the Service Date. Unless otherwise set forth in a Rider, Customer will be deemed to have accepted the Service as of the Service Date. At the end of the Initial Term, unless otherwise specified in a Rider for such Services, each Service ordered hereunder will renew on a month-to month basis. For any of the Services set forth in a Rider as of the Effective Date, for the first three years following the Effective Date, Customer may terminate such Service upon 30 days’ prior written notice. At the end of the three year period following the Effective Date, either Party may terminate such Service upon 30 days’ prior written notice or the Parties may mutually agree to renew such Service for an agreed-upon Renewal Term.

1.3. Additional Services. Each Service will be provided to the Service Location specified on the Order Form only. Any relocation of a Service shall be an amendment of such Service requiring the consent of both Parties. Customer may order additional Services or locations in North America through additional Order Forms, which will be governed by this CSA. Customer’s account must be current in order to make changes to Services or order additional Services.

2.       Service Charges and Billing.

2.1. Except as otherwise set forth in a Rider, as consideration for the Services actually received by Customer, Customer shall pay Cogent (i) all documented third party costs related to the provision of the Services (without markup, margin or premium of any kind) actually incurred and (ii) the agreed-upon fees for each of the Services as set forth on a Rider consistent with the historic practice of and allocations of resources to support the wireless business during the two (2) months prior to the Effective Date. Except as otherwise set forth in a Rider, the agreed-upon fees for each of the Services, as calculated under the foregoing clause (ii), will be subject to a twenty percent (20%) increase with respect to Services provided after the two year period following the Effective Date. Except for services that involve a third-party loop provider, Customer may substitute or relocate a service that has been ordered and activated without paying any early termination fee, provided Customer buys another service with the same MRC or has the same term as the original service. If a prior Service location remains installed after a new Service location is installed, Customer will be responsible for Service charges for both Service locations until terminated as provided for each Service.

2.2. Invoices are sent monthly in advance. Cogent agrees to afford Customer, upon reasonable notice, access to such information, records and documentation of Cogent as Customer may reasonably request in order to verify any invoices and charges for Services hereunder.

2.3. Customer must notify Cogent of any disputed invoice amounts within thirty (30) calendar days following receipt of the invoice, and the Parties will work in good faith to expeditiously resolve any dispute. Regardless of any notations that may accompany any payment, neither Cogent’s acceptance of any payment nor Customer’s payment of any amounts will be deemed a waiver of any disputed amounts or invoices. In the event of a dispute over an invoice, Customer will nevertheless promptly remit to the Cogent all undisputed amounts set forth in such Invoice and, if the disputed amount exceeds One Million Dollars ($1,000,000), pay the disputed amount into an escrow account mutually acceptable to the Parties. If the disputed amount (taking into account all amounts currently in dispute) is less than One Million Dollars ($1,000,000), Customer has no obligation to pay any portion of the disputed amount until the dispute has been resolved in accordance with this Agreement. Any disputed invoice will be resolved pursuant to the dispute escalation provisions of Section 7.15 and the Parties shall promptly cause the escrow agent to pay the escrowed amount to the prevailing Party. Withholding or paying into escrow any amount that is not disputed in good faith and in accordance with this Section shall be deemed to be a failure to pay.

2.4. Payment Due Date. Customer shall pay Cogent’s undisputed invoices with respect to the Services within thirty (30) calendar days after Customer’s receipt of each Invoice (the “Due Date”). All amounts payable by Customer hereunder shall be remitted to Cogent in United States Dollars. If Customer fails to pay undisputed fees due, Cogent shall provide notice to Customer and Customer shall have 10 days to pay the amounts due (“Payment Cure Period”). Following the Payment Cure Period, late payments of undisputed fees shall bear interest at, the lesser of (i) 1% per month or (ii) the highest rate allowable by applicable law, following the applicable due date for such payment.

2.5 Payment Default. If the payment in full of any invoice is not received by Cogent from Customer by the Due Date (except for any amount in good faith disputed, until such time as such dispute is settled in accordance with this CSA), and the amount to be received by the Due Date is in excess of One Million Dollars ($1,000,000), individually or in the aggregate for all amounts not paid and due as of such Due Date, then Cogent shall have the right to suspend the Services until such time as the Customer has paid in full all amounts then due, including any accrued interest. Immediately after such payment in full is received by Cogent, the provision of Services will resume.

2.6 Taxes. The fees do not include sales, use, privilege, excise, goods and services and other similar taxes (the “Transaction Level Taxes”) applicable to the provision of the Services. Cogent shall invoice Customer for any and all Transaction Level Taxes imposed or assessed as a result of the provision of Services to Recipient; provided, however, that Provider shall be responsible for net income, net worth/capital stock and property taxes imposed on Provider. To claim a tax exemption, Customer must provide Cogent with valid evidence and documentation of the tax exemption as required by applicable federal, state, or local authority, and such tax exemption will be applied prospectively. Customer and Cogent will cooperate to identify the information necessary to determine the Transaction Level Taxes, including a description of the Services, and, as applicable, the location(s) of delivery, receipt, use, or access. Cogent will appropriately and sufficiently describe and separately state on the invoice each taxable and nontaxable component of the Services along with the Transaction Level Taxes. Cogent and Customer will reasonably cooperate to minimize any taxes, duties or tariffs owed in connection with the Services.

3.       Service Use and Interruption.

3.1. Customer’s use of Cogent’s Services or Network may only be for lawful purposes and must comply with Cogent’s AUP. Transmission of any material in violation of any law, regulation or the AUP is strictly prohibited. Access to other networks connected to Cogent’s Network must comply with such other networks’ rules. Customers whose service location (as set forth on the Order Form) is a Cogent-owned or carrier neutral data center may resell Cogent’s Service ordered in that location.  Corporate Customers located in any other service location may not resell their Service, in whole or in part.

4.       Termination, Restriction or Suspension.

4.1. Cogent also may restrict or suspend the CSA, Customer’s use of or access to any Service, or both, at any time if Customer is in material breach of the CSA (including but not limited to the AUP) and, in Cogent’s reasonable judgment, an immediate restriction or suspension is necessary to protect the Cogent Network or Cogent’s ability to provide services to other customers, provided Cogent will promptly provide Customer with written notice of such suspension, with reasonable specificity for Customer to remedy the violation, Cogent will limit the suspension in time and scope as reasonably possible under the circumstances, and reinstate the access to the suspended Service immediately following resolution.

4.2. Except as set forth in a Rider, Customer may terminate any Service ordered hereunder upon thirty (30) days prior written notice. Only after the initial three years has elapsed with respect to such Service, Cogent may terminate any Service ordered hereunder upon thirty (30) days prior written notice to Customer. Either Party may terminate this CSA, except as otherwise stated herein, during an Initial Term or Renewal Term if the other Party breaches any material term or condition of this CSA and fails to cure such breach within thirty (30) days after receipt of written notice of the same. All termination notices by either Party must be sent separately for each Service (including terminating one Service location after a Service is switched to a new Service location) and must be sent in writing to the other Party to:

Cogent at [***]; or T-Mobile at [***]. As applicable, the Parties will work together in good faith to reasonably agree upon and implement processes necessary to carry out specific Service terminations based on termination notices.

4.3. Upon termination of any Service for any reason, Customer shall pay Cogent for the Service up through the date of termination. Any reconnections of the Service shall result in additional reconnection charges to Customer at Cogent’s then-prevailing rates.

5.       Disclaimer of Warranty and Limitation of Liability.

5.1. except as otherwise expressly set forth herein, the services are provided “as is,” and neither Cogent nor any of its providers, licensors, officers, employees, or agents makes any warranty, condition or guarantee with respect to the services or as to the results to be obtained from the use of the services, under this csa or otherwise. the services are purchased with knowledge of this warranty limitation. Cogent expressly disclaims all other warranties, conditions or guarantees of any kind, either express or implied, including, but not limited to any warranties or conditions of merchantability, non-infringement, satisfactory quality, and/or fitness for a particular purpose. Cogent does not monitor the content of any communication transmitted by customer or OTHERS, AND disclaims all liability and responsibility for CUSTOMER’s unauthorized use or misuse of the services.

5.2.  Damage Limitations. IN NO EVENT SHALL ANY PARTY HAVE ANY LIABILITY UNDER ANY PROVISION OF THIS AGREEMENT FOR ANY PUNITIVE, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES, INCLUDING LOSS OF FUTURE REVENUE OR INCOME, LOSS OF BUSINESS REPUTATION OR OPPORTUNITY RELATING TO THE BREACH OR ALLEGED BREACH OF THIS AGREEMENT, OR DIMINUTION OF VALUE OR ANY DAMAGES BASED ON ANY TYPE OF MULTIPLE, WHETHER BASED ON STATUTE, CONTRACT, TORT OR OTHERWISE, AND WHETHER OR NOT ARISING FROM THE OTHER PARTIES’ SOLE, JOINT, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, CRIMINAL LIABILITY OR OTHER FAULT, EXCEPT (A) DAMAGES WHICH CANNOT BE EXCLUDED UNDER APPLICABLE LAW, (B) IN EACH CASE, WHERE SUCH DAMAGES WERE CAUSED BY OR RESULTED FROM, IN THE CASE OF DAMAGES INCURRED BY CUSTOMER, COGENT’S KNOWING AND INTENTIONAL BREACH OF THIS AGREEMENT, OR IN THE CASE OF DAMAGES INCURRED BY COGENT, CUSTOMER’S KNOWING AND INTENTIONAL BREACH OF THIS AGREEMENT, (C) DAMAGES RESULTING FROM EITHER PARTY’S INDEMNIFICATION OBLIGATIONS, (D) DAMAGES RESULTING FROM EITHER PARTY’S BREACH OF SECTION 7.12 (CONFIDENTIALITY) (COLLECTIVELY, “EXCLUSIONS”). EXCEPT FOR DAMAGES ARISING FROM OR IN CONNECTION WITH THE EXCLUSIONS, THE AMOUNT OF ANY LOSSES BY A PARTY HEREUNDER SHALL BE LIMITED TO THE AGGREGATE AMOUNT OF THE FEES PAID OR PAYABLE TO SUCH PARTY BY THE OTHER PARTY HEREUNDER (ASSUMING THAT ALL EXTENSION PERIODS ARE EXERCISED.

5.3 Cogent may not be not liable (i) for unauthorized third party access to, or alteration, theft or destruction of, Customer’s data, programs or other information through accident, wrongful means or any other cause while such information is stored on or transmitted across Cogent network transmission facilities or CPE, except to the extent caused by Cogent’s gross negligence, intentionally wrongful acts or omissions, or breach of Section 7.12 (the foregoing exceptions shall not be interpreted as an Cogent’s admission of liability for these items); (ii) for the content of any information transmitted, accessed or received by Customer through Cogent’s provision of the Products and Services.

6.	Indemnity.

6.1. Mutual Indemnification. Each Party will indemnify and defend the other Party, its directors, officers, employees, agents and their successors against all third party claims for damages, losses, liabilities or expenses, including reasonable attorneys’ fees (collectively, “Losses”), brought against the indemnified Party, relating to, arising out of, or resulting from (A) either Party’s willful misconduct in connection with the performance of its obligations under this Agreement, (B) either Party’s material breach of this Agreement, or (C) personal injury, death, or damage to tangible personal property to the extent such Claims are alleged to have resulted from the gross negligence or willful misconduct of the indemnifying Party or its subcontractors, directors, officers, employees or authorized agents.

6.2. Rights of Indemnified Party. A Party seeking indemnification under this Agreement must: (A) give the indemnifying Party timely written notice of the claim, (B) give the indemnifying Party full and complete information, assistance and authority for the claim’s defense and settlement, and (C) not, by any act, admission or acknowledgement, materially prejudice the indemnifying Party’s ability to satisfactorily defend or settle the claim. The indemnified Party may participate in the settlement or defense of the claim, with its own counsel and at its own expense; provided that the indemnifying Party will retain the right to settle or defend the claim, in its sole discretion, at its own expense and with its own counsel. Notwithstanding the foregoing, the indemnifying Party will not make, without the prior approval of the indemnified Party, which approval will not be unreasonably withheld, any admission of facts on behalf of the indemnified Party that exposes the indemnified Party to the imposition of punitive damages or exposure to other claims that are not covered by this indemnification.

7.       Additional Provisions.

7.1. Cogent shall not be liable to Customer for any interruption of the Services or any delays or failure to perform under this CSA caused by matters or events which are beyond the reasonable control of Cogent and which Cogent is unable to prevent or mitigate by reasonable precautions, including strikes, lockouts, fires, floods, acts of God, pandemics, extremes of weather, earthquakes, tornadoes, or similar occurrences, riots, insurrections, acts of terrorism or other hostilities, or embargos (each, an “Event of Force Majeure”); provided, Cogent shall take commercially reasonable measures to overcome the disruption or delay. If Cogent is prevented from performing their obligations under this CSA because of an Event of Force Majeure, then Cogent shall notify Customer in writing of such Event of Force Majeure, promptly (but in no event more than five (5) Business Days) following the occurrence of such Event of Force Majeure. Any delays, interruptions, or failures to perform the Services caused by such Event of Force Majeure shall not be deemed to be a breach or failure to perform under this CSA. Cogent shall use commercially reasonable efforts to mitigate the damages caused by an Event of Force Majeure and shall use commercially reasonable efforts to minimize or remove the effects of the Event of Force Majeure. No later than thirty (30) business days following the occurrence of such Event of Force Majeure, Customer, in its sole discretion, may terminate any Service affected by such Event of Force Majeure, with such termination to be deemed effective immediately upon notice of termination to Cogent.

7.2. Neither Party is the agent or legal representative of the other Party, and this CSA does not create a partnership, joint venture or fiduciary relationship between Cogent and Customer. Neither Party shall have any authority to agree for or bind the other Party in any manner whatsoever. This CSA confers no rights, remedies, or claims of any kind upon any third party, including, without limitation, Customer’s subscribers or end-users, except for T-Mobile agency relationship with customer in placing orders with Cogent, as set out in 7.13 below.

7.3. This CSA for Service is made pursuant to and shall be construed and enforced in accordance with the laws of the State of New York without regard to its choice of law principles. Any action arising out of or related to this CSA shall be brought in the District or Federal courts located in the State of New York, and Customer consents to the jurisdiction and venue of such courts.

7.4. All notices and other communications under or by reason of this CSA will be in writing and will be deemed to have been duly given or made (a) when personally delivered, (b) when delivered by e-mail transmission with receipt confirmed (other than by means of automatically generated reply), or (c) upon delivery by overnight courier service, in each case to the addresses and attention to the parties indicated below (or such other address, e-mail address or attention party as the recipient Party has specified by prior notice given to the sending Party in accordance with this Section):

If to COGENT, to:	Cogent Communications, Inc. Attention: Legal Department

Cogent Communications, Inc. 2450 N St., NW, 4th Floor Washington DC 20037 E-mail: [***]
If to Customer, to:	T-Mobile USA, Inc. 12920 SE 38th Street Bellevue, Washington 98006 Attention: General Counsel E-mail: [***]

with a copy (which will not constitute notice) to:	T-Mobile USA, Inc. 12920 SE 38th Street Bellevue, Washington 98006 Attention: Senior Vice President, Corporate Strategy & Development E-mail: [***]

7.5. Neither Party may assign this CSA without the other Party’s prior written consent, which consent shall not unreasonably be withheld, except that either Party may assign this Agreement, after notice, to an affiliate or entity that has purchased all or substantially all of the Party’s assets.

7.6. Without limiting any other obligation which expressly survives the expiration or prior termination of the term of the CSA, the expiration or prior termination of the term of the CSA shall relieve both Parties of any further obligations hereunder, except with respect to the Sections 2, 3, 4.3, 4.4 and 5 through 7, which shall survive any expiration or termination of these Terms.

7.7. Intentionally Omitted

7.8 The Cogent Network is owned by Cogent, or its licensors, and is protected by copyright and other intellectual property laws. Customer agrees that title to and ownership of the Services, in any form, shall at all times and in any event be held exclusively by Cogent. Customer shall be entitled to only such rights with respect to the Services as are specifically granted herein.

7.9 This CSA and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Customer and Cogent and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated into this CSA. No purchase order or similar document provided by Customer to Cogent shall be of any force and effect. Amendments to the CSA or any Service shall be in writing and signed by both Parties. This CSA and any Addendum thereto may be executed in one or more counterparts all of which taken together shall constitute one and the same instrument.

7.10.  Compliance with Law. Each Party agrees that it will comply with all applicable laws in performance of its obligations under this Agreement.

7.11.  Intentionally Omitted

7.12.  Confidentiality and Data Protection Requirements. Neither Party will disclose the other Party’s Confidential Information to any third party, except as expressly permitted in this Agreement. This obligation will continue until two years after this Agreement terminates or expires. The receiving Party (the “Recipient”) may disclose Confidential Information to its affiliates, agents and consultants with a need to know, and are subject to a confidentiality agreement at least as protective of the disclosing Party (the “Discloser”’s) rights as this provision. The Parties will use Confidential Information only for the purpose of performing under this Agreement or for the provision of services. The foregoing restrictions on use and disclosure of Confidential Information do not apply to information that: (A) is in the possession of the Recipient at the time of its disclosure and is not otherwise subject to obligations of confidentiality; (B) is or becomes publicly known, through no wrongful act or omission of the Recipient; (C) is received without restriction from a third party free to disclose it without obligation to the Discloser; (D) is developed independently by the Recipient without reference to the Confidential Information; (E) is required to be disclosed by law, regulation, or court or governmental order, provided, however, that the Recipient shall not make any such disclosure without first notifying the Disclosing Party and allowing the Disclosing Party a reasonable opportunity to seek injunctive relief from (or a protective order with respect to) the obligation to make such disclosure; or (F) is disclosed with the prior written consent of the Discloser. In addition to the foregoing, Cogent will comply with Exhibit A, Data Protection Requirements, attached hereto, in its handling of T-Mobile Network Information.

7.13 Injunction. The Parties acknowledge that the Recipient’s unauthorized disclosure or use of Confidential Information may result in irreparable harm. If there is a breach or threatened breach of this Agreement, the Discloser may seek a temporary restraining order and injunction in any court of competent jurisdiction to protect its Confidential Information. This provision does not limit any other remedies available to either Party. The Party who has breached or threatened to breach its nondisclosure obligations under this Agreement will not raise the defense of an adequate remedy at law.

7.14 Agency Relationship. In certain countries, Supplier acknowledges and accepts that T-Mobile may not be an authorized provider of Service and T-Mobile will act as an agent of T-Mobile’s End User, who is the customer of record. This agency relationship will flow through as necessary to the Supplier in order to be fully compliant with the regulatory requirements for the Service provided under this agreement. The Parties will clearly indicate this agency relationship in any corresponding documentation required by governmental authorities.

7.15 Dispute Resolution. In the event of a dispute arising from or relating to this Agreement, the disputing Party will notify the other Party in writing. The Parties will negotiate with each other in good faith and will use commercially reasonable efforts to resolve the dispute. If the dispute is not resolved in a reasonable time, each Party will escalate the dispute to higher management (VP or equivalent).

8. Maintenance; Trouble Reporting.

8.1.     Cogent and Customer will mutually agree upon a process for accepting reports relating to repair or maintenance associated with the Services provided by Cogent to Customer. Cogent will maintain a 24 hours a day, 7 days a week point-of-contact for Customer to report Service issues (i.e., a NOC). The telephone number for Cogent’s 24x7x365 National Operations Center is [***] or [***]. Customer will maintain a 24 hours a day, 7 days a week point-of-contact for Cogent to report Service issues. The telephone number for Customer’s 24x7x365 National Operations Center is [***] and the email alias is [***].

8.2.     In the event of a failure, interruption, maintenance, or any other issue of the Services (“Issue”), Cogent shall duly notify Customer’s NOC of the Issue pursuant to Section 8.1. Such notification shall be provided promptly, by phone call and include a detailed description of the nature and extent of the Issue, as well as any other relevant information necessary to fully apprise Customer of the Issue. Updates about repairs shall be provided at an interval that appropriately matches the impact or risk through resolution of the Issue. The exact update frequency and methods for each Issue will be agreed upon by both Parties during the initial Issue notification communication, and as otherwise agreed until such communication.

9.        Definitions.

AUP	Cogent’s Acceptable Use Policy as posted by Cogent at www.Cogentco.com. Cogent reserves the right to amend its AUP at any time, effective upon posting on the Cogent website.
Cogent	Cogent Communications, Inc. or its subsidiaries or affiliates.
Cogent Network	The telecommunications network and network components owned, operated or controlled by Cogent, including Cogent’s fiber backbone, metropolitan fiber networks, any equipment connected to such fiber, and the software, data and know-how used by Cogent to provide the Services. Where Cogent services a building through its own facilities, the Cogent Network includes those facilities. The Cogent Network does not include customer premises equipment, customer-ordered telephony circuits, and any networks or network equipment not operated and controlled by Cogent.
Confidential Information

Confidential or proprietary information of, or concerning, the other Party, its representatives, affiliates, members, systems and customers, including commercial, financial, and technical information, customer or client lists, programs, procedures, data, documents, computer information and databases, business plans, trade secrets, budget forecasts, business arrangements, information regarding specific transactions, financial information and estimates, and long-term plans and goals.

Customer	Customer or its subsidiaries and affiliates
CSA	The entire Customer Subscriber Agreement between Cogent and Customer for provision of the Service, consisting of, in order of priority, the Terms, the applicable Product Rider and the SLA, the Order Form, any addendum between the Parties.
Equipment	Customer’s equipment, if any.
Initial Term	Initial length of term for the Services as indicated on the Rider or Order Form.
Landlord	Customer’s landlord, building owner or property/telecom manager.
Losses	Costs, fees, liabilities, losses, damages or penalties, including reasonable legal fees.
Order Form	Cover form to which these Terms are attached, identifying the specific Service(s) to be delivered.
Party or Parties	Cogent and/or Customer.
Renewal Term	Subsequent length of term for the Services after completion of the Initial Term.
Service(s)	Network services provided by Cogent under the Customer Subscriber Agreement, including the Product Riders thereto.
Service Date	Earlier of date on which (a) Cogent notifies Customer that the Service is available for Customer’s use at either the Cogent-defined demarcation point or last-available test point; or (b) Customer first uses the Service or the Cogent Network. The Requested Service Date on the Order Form is the earliest date on which Customer is willing to accept Cogent Service. Cogent does not guarantee that the Service will be installed on the Requested Service Date.
Signing	Has the meaning set forth in the Transition Services Agreement
Space	Rented rack space from Cogent, if any.
Tax or Taxes	All taxes arising in any jurisdiction, including without limitation all: sales, use, excise, gross receipts, value added, access, bypass, franchise, telecommunications, property (for co-location customers), consumption, or other taxes, fees, duties, charges or surcharges (however designated) which are imposed on or based on the provision, sale or use of the Service(s), including such taxes imposed directly on Cogent or for which Cogent is permitted to invoice Customer in connection with Cogent’s performance under the CSA. Taxes do not include Cogent’s income taxes.
Terms	Terms and conditions that apply to the Services Cogent provides to Customer.
T-Mobile Network Information	Confidential, Customer-specific network information related to the implementation and provision of Services to Customer, including but not limited to, the quantity, technical configuration, type, destination, location, and use of such Services.
Transition Services Agreement	means the agreement of such title entered into by and between Cogent’s affiliate, Cogent Infrastructure, Inc. and Customer’s affiliate, Sprint LLC, approximately concurrently with the CSA, and includes all Exhibits and Annexes incorporated by reference in such agreement.

Accepted and agreed to:

T-MOBILE USA, INC.	COGENT INFRASTRUCTURE, INC.
By: /s/ Peter Osvaldik	By:/s/ David Schaeffer
Name: Peter Osvaldik	Name: David Schaeffer
Title: Executive Vice President & Chief Financial Officer	Title: President and Chief Executive Officer
Date: May 1, 2023	Date: May 1, 2023

Exhibit A

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Product Rider – 1

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Product Rider –2

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SCHEDULE 1

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Exhibit 1

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Product Rider –3

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